Exhibit 99.1

INTRICON RECEIVES NOTICE OF POSSIBLE DELISTING
Expects to Be in Compliance By Month End

        ST. PAUL, Minn. — June 9, 2005 — IntriCon Corporation (AMEX: IIN) today announced that it received a letter from the American Stock Exchange (AMEX) on June 8, 2005, indicating that the company is not in compliance with the exchange’s requirements for continued listing due to the delay in filing its 2005 first-quarter Form 10-Q with the SEC and is subject to delisting.

        AMEX also asked IntriCon to submit a plan by June 23, 2005 advising AMEX of the action it has taken or will take to bring it into compliance with the applicable listing standards by no later than July 11, 2005. If the plan is accepted, IntriCon will remain listed during the plan period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. If IntriCon is not in compliance with the continued listing standards by July 11, 2005 or does not make progress consistent with the plan during the plan period, AMEX will initiate delisting procedures as appropriate. In addition, if IntriCon does not submit a plan or submits a plan that is not accepted, AMEX may initiate delisting procedures as appropriate.

        As previously announced, IntriCon has delayed issuing first-quarter results pending a restatement of prior years’ results to adjust for the accounting of certain research and development expenditures at its Singapore operation.

        “We’re diligently working to complete the restatement and file first-quarter results,” said William J. Kullback, IntriCon’s new chief financial officer. “We expect to be current with all outstanding filings by no later than June 30, 2005, at which point IntriCon will be in compliance with AMEX listing requirements.”

        As previously stated, IntriCon’s accounting adjustments are expected to reduce shareholders’ equity by less than $1 million and will have no impact on the company’s historically reported revenues. Additionally, IntriCon filed a Notification of Late Filing form with the Securities and Exchange Commission (SEC), advising the SEC of its need for further time to finalize restated prior-year financial statements and report 2005 first-quarter results.

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IntriCon Corporation
June 9, 2005

        Said Kullback, “We believe that this is a temporary situation which we expect to resolve within the month. After our filings are complete, we anticipate issuing future results in a timely manner. We’re confident that the circumstances leading to this event were unique and nonrecurring.”

        AMEX also advised IntriCon that, as a result of the delinquency, the indicator “.LF” would be added to IntriCon’s trading symbol within days of June 8, 2005 and would remain until the company is in compliance with all applicable listing standards.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon, formerly Selas Corporation of America, designs, develops, engineers and manufactures microminiaturized medical and electronic products. The company supplies microminiaturized components, systems and molded plastic parts, primarily to the hearing instrument manufacturing industry, as well as the computer, government, electronics, telecommunications and medical equipment industries. The company has facilities in the United States, Asia and Europe. IntriCon common stock trades under the symbol “IIN” on the American Stock Exchange. The company’s Web site address is www.intricon.com.

Forward-Looking Statements
All estimates contained in this press release are subject to change as IntriCon completes preparation of its restated financial statements. Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “expect”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934 as amended. These forward-looking statements include, without limitation, future growth, future improved financial performance, emerging prospects and the positioning of the company to compete in chosen markets. These forward-looking statements are affected by known and unknown risks, uncertainties and other factors that are, in some cases beyond the company’s control, and may cause the company’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include, without limitation, risks associated with the delinquent Form 10-Q report, the restatement of prior financial statements and possible AMEX delisting, the risk that the company may not be able to achieve its long-term strategy, weakening demand for products of the company due to general economic conditions, possible non-performance of developing technological products, the volume and timing of orders received by the company, changes in the mix of products sold, competitive pricing pressures, availability of electronic components for the company’s products, ability to create and market products in a timely manner, risks arising in connection with the insolvency of Selas SAS, competition by competitors with more resources than the company, foreign currency risks arising from the company’s foreign operations, and

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IntriCon Corporation
June 9, 2005

other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2004. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts
At IntriCon: William J. Kullback, CFO 651-604-9638 bkullback@intricon.com	At Padilla Speer Beardsley: Marian Briggs/Matt Sullivan 612-455-1711 mbriggs@psbpr.com / msullivan@psbpr.com

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